SWK Holdings Elects CEO Winston Black as New Chairman of the Board

Board Realignment Follows SWK’s Acquisition of Enteris BioPharma

Dallas, TX, November 21, 2019 – SWK Holdings Corporation (SWKH.OB) (“SWK” or the “Company”), a life science focused specialty finance company, announced today that Winston Black, Chief Executive Officer of SWK, has been named Chairman of the Company’s Board of Directors. Mike Weinberg, SWK’s prior Chairman, will remain as a member of the Board.

“Under Winston’s leadership, SWK has grown to become a leader in the specialty healthcare finance industry, successfully differentiating itself as a go-to capital provider for commercial-stage, small to mid-sized life science companies and royalty owners,” said Mr. Weinberg. “The recent acquisition of Enteris BioPharma signals a new phase in SWK’s growth, one that has the opportunity to deliver both significant near-term and longer-range returns to SWK’s shareholders. Winston has been instrumental in implementing this strategy, and he is ideally suited to lead the Company and the Board as we seek to maximize the full potential of SWK’s platform.”

Mr. Black added, “On behalf of the Board, I want to express my appreciation to Mike for his service to SWK. Mike has been a strong steward of the Company as Chairman of the Board, overseeing the implementation of SWK’s life science finance business model and providing guidance for our growth strategies. I am indeed grateful for all he has contributed to SWK, and personally, for his mentorship.”

Mr. Black continued, “I am honored to have been elected as SWK’s Chairman and am eager to work with Mike and the other Board members to execute a growth strategy that, I believe, has the potential to transform SWK and generate substantial value for the Company and our shareholders. I look forward to building upon our core life science franchise by both continuing to execute compelling transactions with attractive risk-adjusted returns in the life science sector, and catalyzing Enteris to realize the value of its Peptelligence® platform, primarily by building our own wholly-owned portfolio of milestone and royalty bearing license agreements.”

SWK creates unique financing structures to support growth opportunities for small life science companies. Since launching in 2012, it has successfully executed this business model with 36 partners, deployed $528 million of capital and created a portfolio of royalties and structured credit backed by royalties that totals approximately $170 million across 23 partners.

In August, SWK acquired Enteris BioPharma, Inc. (“Enteris”), a biotechnology company developing innovative oral formulations of hard-to-dose peptide- and small molecule-based therapies built around its proprietary drug delivery technology, Peptelligence. Presently, many drugs in these categories can only be administered via intravenous injection, which can limit market opportunities for the drug maker and reduce patient compliance. Enteris licenses its Peptelligence technology to pharmaceutical partners to improve the solubility of hard-to-dose therapeutics. The most recent licensing partnership, with Cara Therapeutics (Nasdaq: CARA), announced on August 21, 2019, will allow Cara to continue developing an oral formulation of a first-in-class KOR agonist, Korsuva™. Oral Korsuva is now the subject of three separate Phase 2 clinical trials for pruritus in patients with hepatic impairment due to primary biliary cholangitis (PBC), stage III-V chronic kidney disease (CKD), and atopic dermatitis (AD).

As a wholly-owned subsidiary of SWK, Enteris will continue to focus on the advancement of the external partnerships built around Peptelligence, as well as its internal 505(b)(2) drug development pipeline, both of which have the potential to deliver lucrative near and longer-term licensing opportunities.

About SWK Holdings Corporation

SWK Holdings Corporation is a specialized finance company with a focus on the global healthcare sector. SWK partners with ethical product marketers and royalty holders to provide flexible financing solutions at an attractive cost of capital to create long-term value for both SWK’s business partners and its investors. SWK believes its financing structures achieve an optimal partnership for companies, institutions and inventors seeking capital for expansion or capital and estate planning by allowing its partners to monetize future cash flow with minimal dilution to their equity stakes. Additional information on the life science finance market is available on the Company’s website at www.swkhold.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect SWK’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” and elsewhere in SWK’s Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein, could affect the Company’s future financial results and could cause actual results to differ materially from those expressed in such forward-looking statements. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause the Company’s actual results to differ materially from expected and historical results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they are made. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

Investor / Media Relations:

Maureen McEnroe / Jason Rando

Tiberend Strategic Advisors, Inc.

212.375.2664 / 212.375.2665

mmcenroe@tiberend.com / jrando@tiberend.com